Exhibit 10.88

MASTER REPURCHASE AGREEMENT
Dated as of November 1, 2007
Between:
GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., as Buyer,
and
PHH MORTGAGE CORPORATION, as Seller

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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SCHEDULES

SCHEDULE 1-A	Representations and Warranties re: Loans
SCHEDULE 1-B	Representations and Warranties re: Fannie Mae Loans
SCHEDULE 1-C	Representations and Warranties re: Freddie Mac Loans
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Relevant States
SCHEDULE 4	Subsidiaries
SCHEDULE 5	Litigation
SCHEDULE 6	Approved Originators

EXHIBITS

EXHIBIT A	Forms of Quarterly Certification
EXHIBIT B	Form of Custodial Agreement
EXHIBIT C	Form of Opinion of Counsel to Seller
EXHIBIT D	Form of Transaction Notice
EXHIBIT E	Underwriting Guidelines
EXHIBIT F	Required Fields for Servicing Transmission
EXHIBIT G	Required Fields for Loan Schedule
EXHIBIT H	Form of Confidentiality Agreement
EXHIBIT I	Form of Instruction Letter
EXHIBIT J	Form of Master Netting Agreement
EXHIBIT K	Form of Security Release Certification
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     MASTER REPURCHASE AGREEMENT, dated as of November 1, 2007, between PHH Mortgage Corporation, a New Jersey corporation, as seller (“Seller”), and Greenwich Capital Financial Products, Inc., a Delaware corporation (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).
1. APPLICABILITY
     Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.
2. DEFINITIONS AND ACCOUNTING MATTERS
     (a) Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
     “Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which they own in their own portfolio.
     “Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
     “Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.
     “Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such later Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors (or their equivalent) of such controlled Person, or (b) to direct or cause the direction of the management or policies of such controlled Person, whether by contract or otherwise.
     “Agency Guidelines” shall mean the Ginnie Mae Guidelines, the Fannie Mae Guidelines and the Freddie Mac Guidelines, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae or Freddie Mac, as applicable, in the ordinary course of business and, with respect to material amendments, supplements or other modifications, as to which Buyer shall not have reasonably objected or (ii) by Ginnie Mae, Fannie Mae or Freddie Mac, as applicable, at the request of Seller and as to which (x) Seller has given notice to Buyer of any such material amendment, supplement or other modification and (y) Buyer shall not have reasonably objected.
     “Agency” shall mean Ginnie Mae, Fannie Mae or Freddie Mac.
     “Agent” shall have the meaning set forth in the preamble to this Agreement.
     “Aggregate Trust Receipt” shall have the meaning set forth in the Custodial Agreement.
     “Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “ALTA” shall mean the American Land Title Association.
     “Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.
     “Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property (or the related Cooperative Unit in the case of a Cooperative Loan).
     “Approved Originator” means each of the mortgage loan originating institutions listed on Schedule 6 hereto.
     “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.
     “Attorney Bailee Letter” shall have the meaning assigned to the term “Bailee Letter” in the Custodial Agreement.
     “Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
     “Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.
     “Bishop’s Gate Facility” shall mean the liquidity facility described in that certain Second Amended and Restated Mortgage Loan Purchase and Servicing Agreement dated as of October 31, 2000 among Bishop’s Gate Residential Mortgage Trust, as Buyer, PHH Mortgage Corporation, as Seller and Servicer, and PHH Corporation, as Guarantor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Business Day” shall mean any day other than a Saturday or Sunday or other day on which banks in New York City or the State of Connecticut are permitted or required by law to close.
     “Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
     “Change of Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Seller on a fully diluted basis at any time or (ii) if at any time, individuals who at the Effective Date constituted the Board of Directors of the Seller (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Seller, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Seller then in office.
     “Chesapeake Facility” shall mean the liquidity facility described in that certain Base Indenture, dated as of March 7, 2006, between Chesapeake Funding LLC (now known as Chesapeake Finance Holdings LLC), as Issuer, and JPMorgan Chase Bank, N.A., as Indenture Trustee, as supplemented by that certain Series 2006-1 Indenture Supplement dated as of March 7, 2006 and that certain Series 2006-2 Indenture Supplement dated as of March 7, 2006, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Collection Account” shall mean the following account established by Seller in accordance with Section 13(ii) for the benefit of Buyer, “Greenwich Capital Financial Products, Inc. P&I account Account [***]”.
     “Collection Account Control Agreement” shall mean the collection account control agreement dated as of November 1, 2007 among Buyer, Seller and The Bank of New York, in form and substance acceptable to Buyer to be entered into with respect to the Collection Account.
     “Combined Loan to Value Ratio” or “CLTV” shall mean (x) with respect to any Eligible Loan, the ratio expressed as a percentage of (i) if the loan transaction is a purchase money transaction (a) that includes an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the lesser of the Appraised Value or the purchase price of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the purchase price of the Mortgaged Property; and (ii) if the loan transaction is a refinance (a) that includes an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the Appraised Value, or (b) with respect to any Landscape Loan that does not include an appraisal, the initial principal amount plus the amount of any other loan which is secured by a lien on the related Mortgaged Property, divided by the estimated value (as determined by the related Mortgagor and confirmed by Fannie Mae) of the Mortgaged Property.
     “Commitment Fee” shall have the meaning assigned to it in Section 4(c).
     “Committed Amount” shall mean $1,000,000,000.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with Seller within the meaning of Section 4001 of ERISA or is part of a group which includes Seller and which is treated as a single employer under Section 414 of the Code.
     “Confirmation” shall have the meaning assigned thereto in Section 3(a) hereof.
     “Conforming Loan” shall mean a Loan which conforms to Agency Guidelines.
     “Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (loss) of the Seller or the Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary) in which the Seller or the Guarantor or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Seller or the Guarantor or its Consolidated Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Seller or the Guarantor or any of its Consolidated Subsidiaries or the Person’s assets are acquired by the Seller or the Guarantor or any of its

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Consolidated Subsidiaries, (iii) the income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iv) any extraordinary after tax gains and (v) any extraordinary pretax losses but only to the extent attributable to a write down of financing costs relating to any existing and future indebtedness.
     “Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of the Seller or the Guarantor and its Consolidated Subsidiaries, as applicable, under stockholders’ equity as of such date in accordance with GAAP.
     “Consolidated Subsidiaries” shall mean the subsidiaries of the Guarantor that are required to be consolidated with the Guarantor for financial reporting purposes in accordance with GAAP.
     “Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
     “Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
     “Cooperative Loan” shall mean a Loan that is secured by a First Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
     “Cooperative Project” shall mean, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.
     “Cooperative Shares” shall mean, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.
     “Cooperative Unit” shall mean, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.
     “Custodial Agreement” shall mean the Tri-Party Custody Agreement, dated as of November 1, 2007, among Seller, Buyer, and Custodian as the same shall be amended, modified or supplemented from time to time in accordance with the terms thereof.
     “Custodian” shall mean The Bank of New York Trust Company, National Association, or its successors and permitted assigns, or any successor custodian appointed by the Buyer and Seller to act as custodian under this Agreement.

     “Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.
     “Default” shall mean an Event of Default or any event, that, with the giving of notice or the passage of time or both, would become an Event of Default.
     “Dollars” or “$” shall mean lawful money of the United States of America.
     “Dry Loan” shall mean a first lien Loan which is underwritten in accordance with the Underwriting Guidelines and as to which the related Mortgage File contains all required Loan Documents.
     “Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.
     “Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Loans or Seller or related parties, as desired by Buyer from time to time.
     “Early Termination Date” shall have the meaning assigned thereto in Section 17.
     “Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.
     “Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, Seller, MERSCORP, Inc. and MERS, in form and substance acceptable to Buyer to be entered into in the event that any of the Loans become MERS Loans; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.
     “Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
     “Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

     “Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.
     “Event of Default” shall have the meaning provided in Section 18 hereof.
     “Event of Termination” shall have the meaning provided in Section 17 hereof.
     “Exception” shall have the meaning assigned thereto in the Custodial Agreement.
     “Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.
     “Fannie Mae” shall mean Fannie Mae, or any successor thereto.
     “Fannie Mae Guidelines” shall mean the FNMA Selling and Servicing Guides and all amendments or additions thereto.
     “Fannie Mae Loan” shall mean a Loan that meets the Fannie Mae Guidelines.
     “First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.
     “FNMA Account Bank” shall mean The Bank of New York and its successors and assigns.
     “FNMA Direction Letter” shall mean a letter from Seller to Fannie Mae directing Fannie Mae to deposit the purchase price and all other amounts relating to any purchase of Landscape Loans by Fannie Mae from Seller (whether pursuant to take-out commitments or otherwise) directly to the FNMA Loan Purchase Account, as the same may be amended, supplemented or otherwise modified with the prior written consent of Buyer.
     “FNMA Loan Purchase Account” shall mean the following account established by Seller in accordance with Section 13(jj) for the benefit of Buyer, “PHH Mortgage Corporation FNMA Loan Purchase Account; Account [***]”.
     “FNMA Loan Purchase Account Control Agreement” shall mean the account control agreement dated as of November 1, 2007 among Buyer, Seller and the FNMA Account Bank, in form and substance acceptable to Buyer to be entered into with respect to the FNMA Loan Purchase Account.
     “FNMA Loan Purchase Proceeds” shall mean all amounts paid by Fannie Mae to or upon the direction of Seller in connection with Fannie Mae’s purchase from Seller of any Landscape Loans.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     “FNMA Loan Purchase Proceeds—GCFP” shall mean all amounts paid by Fannie Mae to or upon the direction of Seller in connection with Fannie Mae’s purchase from Seller of any Landscape Loans that are subject to Transactions under this Agreement immediately prior to such purchase.
     “Freddie Mac” shall mean Freddie Mac, or any successor thereto.
     “Freddie Mac Guidelines” shall mean the Federal Home Loan Mortgage Corporation Seller’s Guide and the Federal Home Loan Mortgage Corporation Servicers’ Guide and all amendments or additions thereto.
     “Freddie Mac Loan” shall mean a Loan that meets the Freddie Mac Guidelines.
     “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America
     “GCFP Sub-Account” shall mean the following sub-account established by Seller in accordance with Section 13(kk) for the benefit of Buyer, “Greenwich Capital Financial Products, Inc. FNMA Loan Purchase Account; Account [***], Sub-Account [***]”.
     “Ginnie Mae” shall mean the Government National Mortgage Association or any successor thereto.
     “Ginnie Mae Guides” shall mean the GNMA Handbooks 5500.3 and all amendments or additions thereto.
     “Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
     “Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.
     “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
     “Guarantor” shall mean PHH Corporation, a Maryland corporation, and its successors and permitted assigns.
     “Guaranty” shall mean the Guaranty Agreement of the Guarantor in favor of Buyer, dated as of November 1, 2007, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.
     “Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any FNMA Loan Purchase Proceeds, proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan or any Escrow Payments.
     “Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Guarantor and it Consolidated Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries, other than (w) accounts payable and accrued expenses in the ordinary course of business, (x) current and deferred income taxes and other similar liabilities and (y) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i), the maximum aggregate amount of all liabilities of the Guarantor and its Consolidated Subsidiaries under any Guarantee, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations and other liabilities, assets, revenues, income or dividends of any Person other than the Guarantor or one of its Consolidated Subsidiaries and (iii) all other obligations or liabilities of the Guarantor or any of its Consolidated Subsidiaries in relation to the discharge of the obligations of any Person other than the Guarantor or any of its Consolidated Subsidiaries.
     “Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.
     “Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit I attached hereto.
     “Insurance Proceeds” shall mean with respect to each Loan, proceeds of insurance policies insuring the Loan or the related Mortgaged Property.
     “Interest Only Loan” means a Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Loan will amortize fully on or prior to its final payment date.

     “Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.
     “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
     “Jumbo A Credit Loan” means a Loan originated in accordance with the Underwriting Guidelines for Jumbo A product.
     “Landscape Loan” shall mean a Loan that substantially conforms to the Agency Guidelines, except (i) maintenance of a PMI Policy may not be required, (ii) such Loan may be not an FHA Loan or VA Loan and (iii) if not required by Agency Guidelines, there may be not be an appraisal of the related Mortgage Property.
     “LIBO Base Rate” shall mean with respect to each day on which a Transaction is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen, as one-month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions to be outstanding on such day.
     “LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate (reset on a monthly basis) per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

LIBO Base Rate

1.00 – LIBO Reserve Requirements
     The LIBO Rate shall be calculated on each Purchase Date and Repurchase Date commencing with the first Purchase Date.
     “LIBO Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

     “Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.
     “Loan” shall mean a first lien mortgage loan or Cooperative Loan which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.
     “Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.
     “Loan Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit G, any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.
     “Loan to Value Ratio” or “LTV” shall mean (x) with respect to any Eligible Loan, the ratio expressed as a percentage of (i) if the loan transaction is a purchase money transaction (a) that includes an appraisal, the initial principal amount divided by the lesser of the Appraised Value or the purchase price of the Mortgaged Property, or (b) if such transaction does not include an appraisal, the initial principal amount divided by the purchase price of the Mortgaged Property; and (ii) if the loan transaction is a refinance (a) that includes an appraisal, the initial principal amount divided by the Appraised Value, or (b) with respect to any Landscape Loan that does not include an appraisal, the initial principal amount divided by the estimated value (as determined by the related Mortgagor and confirmed by Fannie Mae) of the Mortgaged Property.
     “Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.
     “Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.
     “Market Value” shall mean the value, determined in good faith by Buyer in its sole reasonable discretion, of the Loans if sold in their entirety to a single third-party Buyer under circumstances in which Seller is in default under this Agreement. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. Buyer shall have the right to mark to market the Loans on a daily basis which Market Value with respect to one or more of the Loans may be determined to be zero. Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Loans which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence. The Market Value shall be deemed to be zero with respect to each Loan that is not an Eligible Loan.
     “Master Netting Agreement” shall mean the letter agreement among Buyer, Seller and certain Affiliates and Subsidiaries of Buyer and/or Seller, in the form attached hereto as Exhibit J, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller or Guarantor (b) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith, (f) the Purchased Items in the aggregate or (g) if so specified in any provision of this Agreement or any other Program Document, any Purchased Item.
     “Maximum Aggregate Purchase Price” shall mean the Committed Amount.
     “Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.
     “MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
     “MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.
     “MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Schedule.
     “Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.
     “Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien on either (i) with respect to a Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Note.
     “Mortgage File” shall mean, as to each Mortgage Loan subject to this Agreement, the Required Documents and all other documents relating to such Mortgage Loan that are held by the Custodian pursuant to the Custodial Agreement.
     “Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.
     “Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

     “Mortgagee” shall mean the record holder of a Note secured by a Mortgage.
     “Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
     “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
     “MV Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price (reduced by the amount of any accrued and unpaid Price Differential) for such Transaction as of such date.
     “MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
     “Negative Amortization” shall mean with respect to each Negative Amortization Loan, that portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Loan for such month and which, pursuant to the terms of the Note, is added to the principal balance of the Loan.
     “Negative Amortization Loan” shall mean each Loan that may be subject to Negative Amortization.
     “Non-Utilization Fee” shall have the meaning assigned to it in Section 4(d).
     “Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.
     “Notice of Termination” shall have the meaning assigned thereto in Section 17.
     “Obligations” shall mean (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.
     “Participants” shall have the meaning assigned thereto in Section 39 hereof.

     “Payment Adjustment Date” With respect to each Negative Amortization Loan, the date on which Monthly Payments shall be adjusted. A Payment Adjustment Date with respect to a Negative Amortization Loan shall occur on the dates specified on the Loan Schedule.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Exceptions” shall mean the following exceptions to lien priority: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
     “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
     “Plan” shall mean an employee benefit or other plan established or maintained by either Seller or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
     “PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.
     “Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum, plus (a)(i) the Pricing Rate otherwise applicable to such Loan or other amount, or (ii) if no Pricing Rate is otherwise applicable, the LIBO Rate plus (b) the Applicable Margin.
     “Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).
     “Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

     “Pricing Side Letter” shall mean the pricing side letter, dated as of November 1, 2007, among Seller, Guarantor and Buyer, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.
     “Principal” shall have the meaning assigned thereto in Annex I.
     “Program Documents” shall mean this Agreement, the Custodial Agreement, the Guaranty, any Servicing Agreement, the Master Netting Agreement, the Pricing Side Letter, any Instruction Letter, the Securitization Side Letter, the Collection Account Control Agreement, the GCFP Sub-Account Control Agreement, the FNMA Direction Letter, the Electronic Tracking Agreement and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.
     “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
     “Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.
     “Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to Buyer hereunder.
     “Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.
     “Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.
     “Purchased Loans” shall mean any of the following assets sold by Seller to Buyer in a Transaction: the Loans, together with the related Records and Servicing Rights, Seller’s rights under any related purchases or take-out commitments, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all purchase or other agreements, contracts, instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 6(a) hereof and Substitute Loans delivered pursuant to Section 16 hereof.
     “Qualified Insurer” shall mean an insurance company approved as an insurer by Fannie Mae and Freddie Mac.
     “Qualified Originator” shall mean (a) Seller, (b) any Approved Originator and (c) any other originator of Loans; provided, that Buyer shall have the right to reject any such other originator (in its sole discretion) by delivering written notice to Seller fifteen (15) days prior to ceasing to accept Loans originated by such person.
     “RBS” shall mean The Royal Bank of Scotland plc, and its successors.
     “Reacquired Loans” shall have the meaning assigned thereto in Section 16.

     “Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan.
     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, ..14, .16, .18, .19 or .20 of PBGC Reg. § 2615.
     “Repurchase Date” shall mean the date occurring on (i) the 25th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation, (iii) the date determined by application of Section 17 or Section 19 or (iv) the Termination Date, as applicable.
     “Repurchase Price” shall mean the price at which Purchased Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.
     “Required Documents” shall have the meaning set forth in the Custodial Agreement.
     “Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.
     “Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.
     “Revolving Credit Agreement” shall mean the Five Year Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006, among Guarantor, as Borrower, the Lenders referred to therein, Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A., The Bank of Nova Scotia and Calyon New York Branch, as Documentation Agents, and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement exists on the date hereof and as the same may be further amended, modified, waived or supplemented, solely to the extent that Buyer has given its prior written consent to such amendment, modification, waiver or supplement.

     “Securitization Letter” shall mean that certain letter agreement by and between Seller and Buyer dated the date hereof, outlining rights and obligations with respect to securitizations and whole loan sales of Loans subject to this Agreement from time to time.
     “Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit K hereto.
     “Servicer” shall mean Seller in its capacity as servicer or master servicer of the Loans.
     “Servicing Agreement” shall have the meaning provided in Section 43(c) hereof.
     “Servicing File” shall mean with respect to each Loan, the file retained by Seller (in its capacity as Servicer) consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.
     “Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.
     “Servicing Rights” shall mean contractual, possessory or other rights of Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Servicing Records.
     “Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.
     “Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “Subservicer” shall have the meaning provided in Section 43(c) hereof.
     “Subsidiary” shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Seller.
     “Substitute Loans” has the meaning assigned thereto in Section 16.
     “Tangible Net Worth” shall mean, at any date of determination, with respect to the Guarantor, the Consolidated Net Worth of the Guarantor and its Consolidated Subsidiaries minus the aggregate book value of all intangible assets of the Guarantor and its Consolidated Subsidiaries, in each case as of such date in accordance with GAAP.

     “Termination Date” shall mean October 30, 2008, the Early Termination Date or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
     “Transaction” has the meaning assigned thereto in Section 1.
     “Transaction Notice” shall mean a written request by Seller in the form of Exhibit D hereto, to enter into a Transaction, in a form to be mutually agreed upon among Seller and Buyer, which is delivered to Buyer.
     “Trust Receipt” shall have the meaning provided in the Custodial Agreement.
     “Underwriting Guidelines” shall mean the underwriting guidelines of Seller attached as Exhibit E hereto in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time (including without limitation by the addition of any third party’s underwriting guidelines) and, with respect only to material amendments, supplements or other modifications, with Buyer’s prior written consent.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
     “USC” shall mean the United States Code, as amended.
     “Undocumented Loan Schedule” shall have the meaning provided in the Custodial Agreement.
     “Undocumented Loan Trust Receipt” shall have the meaning provided in the Custodial Agreement.
     “Undocumented Mortgage Loan” shall have the meaning provided in the Custodial Agreement.
     (b) Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.
     (c) Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
     Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
     A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.
     This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Loans, any other Person or the Purchased Loans.
3. THE TRANSACTIONS
     (a) Subject to the terms and conditions of the Program Documents, Buyer shall, from time to time enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction by delivering (i) a Transaction Notice substantially in the form of Exhibit D hereto, appropriately completed, and a Loan Schedule to Buyer and Custodian, and (ii) the Mortgage File to Custodian or each Loan proposed to be included in such Transaction, which Transaction Notice and Loan Schedule must be received no later than 5:00 p.m. (New York City time) one Business Day prior to the requested Purchase Date. Such Transaction Notice shall clearly indicate those Loans that are intended to be Conforming Loans, Jumbo A Credit A Loans, Undocumented Mortgage Loans and Dry Loans and include a Loan Schedule in respect of the Eligible Loans that Seller proposes to include in the related Transaction. Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price, Pricing Rate and Repurchase Date (subject to Section 3(g)). Seller agrees to repurchase from Buyer, on the same Business Day of discovery, any Wet Loans that were previously subject to a Transaction that do not close for any reason including, but not limited to, a Rescission. In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement and the Transaction Notice, Buyer shall deliver to Seller, in electronic or other format, a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. By entering in to a Transaction with Buyer, Seller consents to the terms set forth in any related Confirmation. Any such Transaction Notice and the related Confirmation, if any, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.
     (b) Pursuant to and in accordance with the terms and provisions of the Custodial Agreement, the Custodian shall review any Required Documents delivered to it and shall deliver to Buyer, via Electronic Transmission acceptable to Buyer, Custodian Loan Transmissions and Exception Reports. In addition, pursuant to and in accordance with the terms and provisions of the Custodial Agreement, the Custodian shall deliver to Buyer on each Purchase Date and such other dates as specified in the Custodial Agreement, one or more Trust Receipts and Undocumented Loan Trust Receipts (each as defined in the Custodial Agreement) relating to the Loans. The original copies of each Aggregate Trust Receipt shall be delivered to JPMorgan Chase Bank at Four New York Plaza, Ground Floor, Outsourcing Department, New York, New York 10004, Attention: Jennifer John for the account of Greenwich Capital Markets, telephone number (212) 623-5953, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service.
     (c) Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default, Event of Default or Event of Termination shall have occurred and be continuing, not later than 2:00 p.m. (New York City time) on the requested Purchase Date, if all conditions precedent are satisfied by 5:00 p.m. on the Business Day preceding the requested Purchase Date, purchase the Eligible Loans included in the related Transaction Notice by transferring, via wire transfer (pursuant to wire transfer instructions provided by Seller on or prior to such Purchase Date), the Purchase Price.

     (d) Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:
     (i) Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein; or
     (ii) Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely adequately to cover the cost to Buyer of purchasing and holding Loans hereunder; or
     (iii) it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Base Rate;
then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to purchase Loans hereunder, and Seller shall, at its option, either repurchase such Loans or pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Loans.
     (e) Seller shall repurchase Purchased Loans from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. Seller is obligated to obtain the Purchased Loans from Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date. Any amounts required to be paid to Buyer under this Section 3(e) must be received by Buyer and the computer tape relating to the Purchased Loans being repurchased under this Section 3(e) must be uploaded to the Buyer’s website by 4:00 p.m. (New York City time) on the related Repurchase Date.
     (f) Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, a Purchased Loan that is repurchased by Seller on the Repurchase Date shall become subject to a new Transaction. Buyer shall purchase the related Eligible Loans pursuant to the procedures set forth in Section 3(c). For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.
     (g) If Seller intends to repurchase any Loans on any day which is not a Repurchase Date, Seller shall give one (1) Business Day’s prior written notice thereof to Buyer. If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid. Such early repurchases shall be in an aggregate principal amount of at least $100,000. Any amounts required to be paid to Buyer under this Section 3(h) must be received by Buyer, and the computer tape relating to the Purchased Loans being repurchased under this Section 3(g) must be uploaded to the Buyer’s website, by 4:00 p.m. (New York City time) on such date of repurchase.

     (h) [Reserved.]
     (i) If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder;
     (iii) shall impose on Buyer any other condition;
and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.
     If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.
     If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4. PAYMENTS; COMPUTATION; COMMITMENT AND NON-UTILIZATION FEES
     (a) Payments. Except to the extent otherwise provided herein, all payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer at JPMorgan Chase Bank Account Number [***], For the A/C of Greenwich Capital Financial Products, Inc., ABA [***], Attn: Brett Kibbe, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.
     (b) Computations. The Pricing Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
     (c) Commitment Fee. Seller agrees to pay to Buyer a commitment fee equal to (a) [***] multiplied by (b) the Committed Amount (the “Commitment Fee”) minus (c) the amount of the “Work Fee” paid pursuant to the engagement letter dated as of October 4, 2007, among the Guarantor, the Seller and the Buyer, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer on the Effective Date. Buyer may, in its sole discretion, net such Commitment Fee from the proceeds of any Purchase Price paid to Seller.
     (d) Non-Utilization Fee. On a quarterly basis and on the Termination Date, Buyer shall determine the average quarterly utilization during the preceding quarter (or with respect to the Termination Date, during the period from the date through which the last non-utilization fee calculation has been made to the Termination Date) by Seller by dividing (a) the sum of the Purchase Prices outstanding on each day during such period, by (b) the number of days in such period. If such average amount determined for any period as a percentage of the Committed Amount (the “Utilization Percentage”) is less than 30%, Seller shall pay to Buyer on the Payment Date on or immediately succeeding such date of calculation or Termination Date, as applicable, a non-utilization fee equal to the product of (i) [***] per annum, times (ii) the Committed Amount, times (iii) 1 minus the Utilization Percentage (the “Non-Utilization Fee”). If the Utilization Percentage in any period is greater than or equal to 30%, Buyer shall not be paid a Non-Utilization Fee for that period. All payments shall be made to Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim. Buyer may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Purchase Price paid to any Seller.
5. TAXES; TAX TREATMENT
     (a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.
     (b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).
     (c) Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.
     (d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall, at no cost or expense to Seller, take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.
     (e) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.
     (f) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
6. MARGIN MAINTENANCE
     (a) If at any time the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions (such event, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller in such Transactions to transfer to Buyer cash or, at Buyer’s option (and provided Seller has additional Eligible Loans), additional Eligible Loans (“Additional Purchased Loans”) within one (1) Business Day of such notice by Buyer, so that the cash and aggregate Market Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon equal or exceed such aggregate MV Margin Amount (either requirement, a “Margin Call”); provided that if Seller transfers cash, Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.
     (b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof. Any notice given on a Business Day at or prior to 11:00 a.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the same Business Day. Any notice given on a Business Day following 11:00 a.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 1:00 p.m. (New York City time) on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
7. INCOME PAYMENTS
     Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income (other than any FNMA Loan Purchase Proceeds) received in respect of the

Purchased Loans, whether by Buyer, Custodian or any servicer or any other Person, which is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date; provided further that Seller shall hold all such Income (other than any FNMA Loan Purchase Proceeds) in the Collection Account. Seller shall deposit all Income (other than any FNMA Loan Purchase Proceeds) received by it into the Collection Account within three (3) Business Days of Seller’s receipt thereof. Seller shall direct FNMA to deposit all FNMA Loan Purchase Proceeds directly into the FNMA Loan Purchase Account. In addition, Seller shall direct FNMA Account Bank to deposit directly to the GCFP Sub-Account the purchase price, and all other amounts on deposit in the FNMA Loan Purchase Account that relate to Fannie Mae’s purchase from Seller from time to time of Landscape Loans that are from time to time subject to Transactions under this Agreement. Seller shall instruct FNMA Account Bank to withdraw amounts on deposit in the GCFP Sub-Account on a daily basis and to pay such funds to or upon the order of Buyer to the extent necessary to reduce the aggregate outstanding Repurchase Price of all Purchased Loans sold by Seller to Fannie Mae and all other related Obligations to zero. Provided no Default or Event of Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date any Income (including any FNMA Loan Purchase Proceeds—GCFP remaining after giving effect to Buyer’s application on such Repurchase Date of amounts on deposit in the GCFP Sub-Account as described in the immediately preceding sentence) is received by Buyer in the Collection Account or in the GCFP Sub-Account (or a servicer on its behalf) either (i) transfer (or permit the servicer or Seller to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Loans sufficient to eliminate such Margin Deficit, or (B) if an Event of Default or Default has occurred and is then continuing at the time such Income is paid.
8. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
     (a) Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations and as security for Seller’s, Guarantor’s or any of their respective Affiliate’s or Subsidiary’s performance of its obligations under any agreement (other than the Chesapeake Facility and the Bishop’s Gate Facility) by and among any such Person, on the one hand, and Buyer or any of Buyer’s Affiliates, on the other hand, Seller hereby grants Buyer a fully perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired: (i) all Purchased Loans identified on a Transaction Notice delivered by Seller to Buyer and the Custodian from time to time, (ii) any other collateral pledged or otherwise relating to such Purchased Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iii) all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File or Servicing File, (iv) the Collection Account, the GCFP Sub-Account, all Income relating to such Purchased Loans and all FNMA Loan Purchase Proceeds—GCFP, (v) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loans and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (vi) all interests in real property collateralizing any Purchased Loans, (vii) all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (viii) any purchase agreements or other agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, including without limitation any Agency take-out commitments, (ix) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (x) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”). Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.
     (b) At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.
     (c) Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 12(l) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least 30 days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

     (d) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:
     (i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;
     (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;
     (iii) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.
          Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

          Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.
     (e) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
     (f) If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.
     (g) Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.
     (h) All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.
9. CONDITIONS PRECEDENT
     (a) As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):
     (i) Program Documents. The Program Documents duly executed and delivered by Seller thereto and being in full force and effect, free of any modification, breach or waiver.
     (ii) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Seller, in each case dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and of all corporate or other authority for Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

     (iii) Incumbency Certificate. An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;
     (iv) Legal Opinion. A legal opinion of counsel to Seller, substantially in the form attached hereto as Exhibit C.
     (v) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than 14 days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.
     (vi) Fees and Expenses. Buyer shall have received all fees (including, without limitation, the Commitment Fee) and expenses required to be paid by Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder; provided that any such fees or expenses shall have been billed to the Seller on or prior to the initial Purchase Date.
     (vii) Financial Statements. Buyer shall have received the financial statements referenced in Section 12(b).
     (viii) Underwriting Guidelines. Buyer and Seller shall have agreed upon Seller’s current Underwriting Guidelines for Loans and Buyer shall have received a copy thereof certified by a Responsible officer of Seller.
     (ix) Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.
     (x) Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(v) hereof.
     (xi) Collection Account, FNMA Loan Purchase Account and GCFP Sub-Account. Evidence of the establishment of the Collection Account, FNMA Loan Purchase Account and GCFP Sub-Account.

     (xii) Due Diligence. Buyer shall have received evidence in form and substance satisfactory to Buyer with respect to a due diligence review of the Seller.
     (xiii) Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request.
     (b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:
     (i) No Default, Event of Default or Event of Termination shall have occurred and be continuing.
     (ii) Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12 and Schedule 1-A hereof (and, in the case of a Fannie Mae Loan, Schedule 1-B hereof, and, in the case of a Freddie Mac Loan, Schedule 1-C hereof) and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(v), 12(w) and Schedules 1-A, 1-B and 1-C, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions except where the lack of such license and/or authorizations would not be reasonably likely to have a Material Adverse Effect or any Material Adverse Effect with respect to any particular Loan proposed to be subject to such Transaction.
     (iii) The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price. Each Loan subject to such Transaction shall satisfy all Eligible Loan criteria.
     (iv) Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 44 hereof, Buyer shall have completed its Due Diligence Review of the Mortgage File for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Loans as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion.
     (v) Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Loans (unless otherwise specified in this

Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:
(A)	The Transaction Notice and Loan Schedule with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)	The Trust Receipt with respect to such Purchased Loans (other than any such Purchased Loans consisting of Undocumented Mortgage Loans) and the Undocumented Loan Trust Receipt with respect to such Purchased Loans consisting of Undocumented Mortgage Loans, in each case separately identifying such categories of Loans as Buyer may from time to time request pursuant to the terms and provisions of the Custodial Agreement and with the related Loan Schedule and Undocumented Loan Schedule, as applicable, attached; and

(C)	Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment.
     (vi) [Reserved]
                      (vii) With respect to any Loan that was funded in the name of or acquired by a Qualified Originator which is an Affiliate of Seller, Buyer may, in its sole discretion, require Seller to provide evidence sufficient to satisfy Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Buyer in its sole discretion, that such Loan was acquired in a legal sale.
     (viii) None of the following shall have occurred and/or be continuing:
     i. an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; or
     ii. any other event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

     (ix) If any Loans to be purchased hereunder were acquired by Seller, such Loans shall conform to Seller’s Underwriting Guidelines or Buyer shall have received Underwriting Guidelines for such Loans acceptable to Buyer in its discretion.
     (x) [Reserved.]
     (xi) If any Loans are serviced by a Subservicer, Buyer shall have received, no later than 10:00 a.m. three (3) days prior to the requested Purchase Date for such Loans, an Instruction Letter, executed by Seller, with the related Servicing Agreement attached thereto, which such Servicing Agreement shall be in form and substance acceptable to Buyer.
     (xii) In no event shall Buyer be required to enter into (A) more than one (1) Transaction in any one Business Day, nor (B) any Transaction whose Purchase Price would be less than $1,000,000.
     (xiii) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC 1.
     (xiv) Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document.
     (xv) Buyer or its designee shall have received any other documents reasonably requested by Buyer.
     (xvi) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.
     (xvii) With respect to each Purchased Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Loan that is duly executed by the related secured party and Seller. Such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage File.
10. RELEASE OF PURCHASED LOANS
     Upon timely payment in full of the Repurchase Price with respect to a Purchased Loan and all other Obligations (if any) then owing, unless a Default, Event of Default or Event of Termination shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to Seller and shall execute such customary security interest release documents as may be reasonably requested by Seller, in each case unless such release and termination would give rise to or perpetuate a Margin Deficit. Notwithstanding the foregoing, Buyer shall release all Purchased Items, notwithstanding the occurrence of an Event of Termination, upon payment in full by Seller pursuant to Section 17 of the Repurchase Price for all Purchased Items then subject to outstanding Transactions and payment in full of all other Obligations then due to Buyer or any of Buyer’s Affiliates. Except as set forth in Section 16, Seller shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date in Section 3(h).
     If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.
11. RELIANCE
     With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.
12. REPRESENTATIONS AND WARRANTIES
     Seller represents and warrants to Buyer that throughout the term of this Agreement:
     (a) Existence. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.
     (b) Financial Condition. Seller has heretofore furnished to Buyer a copy of its (1) consolidated balance sheet for the fiscal year ended December 31, 2006 and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a nationally recognized public accounting firm and (2) unaudited consolidated balance sheet for the quarterly fiscal period(s) ended March 31, 2007 and June 30, 2007 and the related unaudited consolidated statements of income and retained earnings and of cash flows for it for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2006 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.
     (c) Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or Affiliates, other than actions, suits, arbitrations, investigations or proceedings disclosed on Schedule 5 hereto, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.
     (d) No Breach. Neither (a) the execution and delivery of the Program Documents, or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.
     (e) Action. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
     (f) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.
     (g) Taxes. Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for (i) any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided or (ii) any such taxes for which an extension has been obtained in compliance with applicable law. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.
     (h) Investment Company Act. Neither Seller nor any of its Subsidiaries is required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     (i) No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.
     (j) Compliance with Law. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Effect.
     (k) No Default. None of Seller, Guarantor nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect unless such default is a default under the Revolving Credit Agreement that has been expressly waived by RBS. No Default, Event of Default or Event of Termination described in Section 17(a)(ii) or Section 17(a)(iii) has occurred and is continuing.
     (l) Chief Executive Office; Chief Operating Office. Seller’s chief executive office and chief operating office on the Effective Date is located at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054. During the four months immediately preceding the Effective Date, Seller continuously conducted it business solely in its own name at all times, did not change its name, maintained its chief executive office in the jurisdiction in which presently located and was organized at all times under the laws of the State of New Jersey.
     (m) Location of Books and Records. The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.
     (n) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or any of its Subsidiaries to Buyer in connection with the negotiation, preparation, delivery or performance of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto or in connection herewith or therewith, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to a Responsible Officer of Seller that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.
     (o) Consolidated Net Worth; Indebtedness Ratio. Guarantor’s Consolidated Net Worth on the last day of any fiscal quarter is not less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004. The ratio of Indebtedness of the Guarantor and its Consolidated Subsidiaries to Guarantor’s Tangible Net Worth does not exceed 10.0 to 1.0.
     (p) ERISA. Each Plan to which Seller or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Section 13(a)(v) hereof.
     (q) Licenses. Buyer will not be required as a result of purchasing the Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.
     (r) Filing Jurisdictions; Relevant States. Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items. Schedule 3 sets forth all of the states or other jurisdictions in which Seller originates Loans in its own name or through brokers on the date of this Agreement.
     (s) True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to Buyer.
     (t) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries has a Material Adverse Effect.
     (u) Subsidiaries. All of the Subsidiaries of Seller at the date hereof are listed on Schedule 4 to this Agreement.
     (v) Origination and Acquisition of Loans. The Loans were originated or acquired by Seller, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the Underwriting Guidelines. With respect to Loans acquired by Seller, all such

Loans are in conformity with the Underwriting Guidelines. Each of the Loans complies with the representations and warranties listed in Schedule 1-A hereto (and, in the case of Fannie Mae Loans, Schedule 1-B hereto, and, in the case of Freddie Mac Loans, Schedule 1-C hereto).
     (w) No Adverse Selection. Seller used no selection procedures that identified the Eligible Loans as being less desirable or valuable than other comparable Loans owned by Seller.
     (x) Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.
     (y) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
     (z) MERS. Seller is a member of MERS in good standing.
     (aa) FNMA Loan Purchase Account. Seller has directed Fannie Mae to deposit directly into the FNMA Loan Purchase Account the purchase price and all other amounts to be paid by Fannie Mae to or upon the direction of Seller in connection with the purchase from time to time of Landscape Loans by Fannie Mae from Seller. Seller has not amended, supplemented or otherwise modified in any respect such payment and deposit directions without Buyer’s prior written consent.
     (bb) GCFP Sub-Account. Seller has directed FNMA Account Bank to deposit daily into the GCFP Sub-Account the purchase price and all other amounts to be deposited by Fannie Mae into the FNMA Loan Purchase Account in connection with Fannie Mae’s purchase from Seller from time to time of Landscape Loans that are subject to Transactions under this Agreement immediately prior to such purchase. Seller has not amended, supplemented or otherwise modified in any respect such direction without Buyer’s prior written consent.

13. COVENANTS OF SELLER
     Seller covenants and agrees with Buyer that during the term of this Agreement:
     (a) Financial Statements and Other Information; Financial Covenants.
     Seller shall deliver to Buyer:
     (i) As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, a certification in the form of Exhibit A together with the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and the consolidated Subsidiaries of Seller for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and the Subsidiaries of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
     (ii) As soon as available and in any event within 90 days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;
     (iii) From time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request; and
     (iv) As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which Seller, or any Subsidiaries of Seller makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):
     a. any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;
     b. the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;
     c. the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
     d. the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
     e. the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and
     f. the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.
     (v) Seller will furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, a certificate of a Responsible Officer of Seller to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default, Event of Default or

Event of Termination except as specified in such certificate (and, if any Default, Event of Default or Event of Termination has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).
     (b) Litigation. Seller will promptly, and in any event within five (5) Business Days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which an adverse determination would result in a Material Adverse Effect to the extent that such legal or arbitrable proceedings were not disclosed on Schedule 5 hereto.
     (c) Existence, Etc. Each of Seller and its Subsidiaries will:
     (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;
     (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;
     (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;
     (iv) not move its chief executive office or chief operating office from the addresses referred to in Section 12(l) unless it shall have provided Buyer 30 days prior written notice of such change;
     (v) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and
     (vi) permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default or Event of Termination, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.
     (d) Prohibition of Fundamental Changes. Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect.

     (e) Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6 hereof.
     (f) Notices. Seller shall give notice to Buyer promptly in writing of any of the following:
     (i) Upon Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default, Event of Termination under Section 17(a)(ii) or Section 17(a)(iii) or any event of default, default or event of termination under any Program Document or other material agreement of the type specified in Section 18(q) of Seller;
     (ii) upon, and in any event within five (5) Business Days after, service of process on Seller or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Program Documents or (ii) is required to be disclosed by Guarantor in its public filings pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission as in effect from time to time thereunder;
     (iii) upon Seller becoming aware of any default related to any Purchased Items, any Material Adverse Effect, and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;
     (iv) upon Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Loan;
     (v) upon the entry of a final, non-appealable judgment or decree against Seller or any of its Subsidiaries in an amount in excess of $3,000,000;
     (vi) any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;
     (vii) any material dispute, licensing issue, litigation, investigation, proceeding or suspension between Seller or its Subsidiaries, on the one hand, and any Governmental Authority or any other Person; and
     (viii) any material change in accounting policies or financial reporting practices of Seller or its Subsidiaries.
Each notice pursuant to this Section 13(f) (other than (vi) above) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

     (g) Servicing. Except as provided in Section 43, Seller shall not permit any Person other than Seller to service Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld.
     (h) Underwriting Guidelines. Seller shall not permit any material modifications to be made to the Underwriting Guidelines and shall not request that any material modifications be made to any Agency Guidelines that will in any case impact either Buyer or the Purchased Loans without the prior consent of Buyer (such consent not to be unreasonably withheld); provided, however, that the consent of Buyer shall not be required for any modifications required pursuant to the Agency Guidelines (other than with respect to material changes to Agency Guidelines specifically agreed to by Seller and the related Agency). Seller agrees to deliver to Buyer copies of the Underwriting Guidelines and the Agency Guidelines in the event that any material changes are made to the Underwriting Guidelines or any material changes requested by Seller are made to the Agency Guidelines, in each case following the Effective Date.
     (i) Lines of Business. Seller shall not make any material change in the nature of its business as conducted on the date hereof.
     (j) Transactions with Affiliates. Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
     (k) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.
     (l) Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.
     (m) No Assignment. Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents.

     (n) Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that Seller may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.
     (o) [Reserved]
     (p) [Reserved]
     (q) Maintenance of Consolidated Net Worth. Guarantor shall not permit its Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004.
     (r) Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Guarantor shall not permit the ratio of Indebtedness of the Guarantor and its Consolidated Subsidiaries to Guarantor’s Tangible Net Worth to exceed 10.0 to 1.0.
     (s) [Reserved].
     (t) Servicing Transmission. Seller shall provide to Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day requested by Buyer) (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the current month, summarizing Seller’s delinquency and loss experience with respect to Loans serviced by Seller (including, in the case of the Loans, the following categories: current, 30-59, 60-89, 90-119, 120-180 and 180+) and (ii) any other information reasonably requested by Buyer with respect to the Loans.
     (u) No Amendment or Compromise. Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that Seller may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.
     (v) Maintenance of Property; Insurance. Seller shall keep all property useful and necessary in its business in good working order and condition. Seller shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to Buyer in writing) and shall not reduce such coverage without the written consent of Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities; provided further that the Seller may amend or modify a Loan in the ordinary course of business to correct errors in accordance with Accepted Servicing Practices.
     (w) Further Identification of Purchased Items. Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.
     (x) Loan Determined to be Defective. Upon discovery by Seller or Buyer of any breach of any representation or warranty listed on Schedules 1-A, 1-B or 1-C hereto applicable to any Loan, the party discovering such breach shall promptly give notice of such discovery to the other.
     (y) [Reserved.]
     (z) Certificate of a Responsible Officer of Seller. At the time that Seller delivers financial statements to Buyer in accordance with Section 13(a) hereof, Seller shall forward to Buyer a certificate of a Responsible Officer of Seller which demonstrates that Seller is in compliance with the covenants set forth in Sections 13(q) and (r) above.
     (aa) [Reserved]
     (bb) [Reserved]
     (cc) Maintenance of Papers, Records and Files. Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Seller will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss or destruction.
     (i) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.
     (ii) For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.
     (iii) Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such

Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with Seller’s officers who have relevant knowledge and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants. Seller shall use reasonable efforts to cause its independent certified public accountants to discuss such matters with Buyer.
     (dd) Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.
     (ee) Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon Seller or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.
     (ff) [Reserved.]
     (gg) Change of Fiscal Year. Seller will not at any time, directly or indirectly, except upon sixty (60) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.
     (hh) Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights of each Purchased Loan, Seller shall deliver such Servicing Rights to Buyer on the related Purchase Date. With respect to the Servicing Records and the physical servicing of the Purchased Loans, Seller shall deliver such Servicing Records to the designee of Buyer, within (75) days of a Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 75 day period is deemed to commence as of such Repurchase Date. Seller’s transfer of the Servicing Rights and Servicing Records under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of escrows held for the related mortgagors (without reduction for outstanding advances or “negative escrows”).
     (ii) Establishment of Collection Account. Prior to the initial Purchase Date, Seller shall establish the Collection Account for the sole and exclusive benefit of Buyer. Seller shall segregate all amounts collected on account of the Purchased Loans, to be held in trust for the benefit of Buyer, and shall remit such collections in accordance with Buyer’s written instructions. No amounts deposited into such account shall be removed without Buyer’s prior written consent. Seller shall follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information with respect to the Purchased Loans reasonably requested by Buyer. Seller shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.
     (jj) Establishment of FNMA Loan Purchase Account. Prior to the initial Purchase Date, Seller shall establish the FNMA Loan Purchase Account for the sole and exclusive benefit of Buyer and the other lenders having an interest therein. Seller shall direct Fannie Mae to deposit directly to the FNMA Loan Purchase Account the purchase price, and all other amounts to be paid by Fannie Mae in connection with its purchase of Landscape Loans from Seller from time to time. Seller shall segregate all amounts on deposit in the FNMA Loan Purchase Account and shall hold such amounts in trust for the benefit of Buyer and the other lenders having an interest therein. Seller shall not amend, supplement or otherwise modify in any respect the payment and deposit direction relating to Buyer’s interest in the FNMA Loan Purchase Account, Landscape Loans subject to Transactions under this Agreement from time to time or the GCFP Sub-Account without Buyer’s prior written consent. Seller shall deposit or credit to the FNMA Loan Purchase Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.
     (kk) Establishment of GCFP Sub-Account. Prior to the initial Purchase Date, Seller shall establish the GCFP Sub-Account for the sole and exclusive benefit of Buyer. Seller shall direct FNMA Account Bank to deposit directly to the GCFP Sub-Account the purchase price, and all other amounts on deposit in the FNMA Loan Purchase Account that relate to Fannie Mae’s purchase from Seller from time to time of Landscape Loans that are from time to time subject to Transactions under this Agreement. Prior to the occurrence and continuance of a Default or an Event of Default, Seller shall direct FNMA Account Bank with respect to the disposition of funds on deposit in the GCFP Sub-Account irrespective of whether such funds relate to Landscape Loans then subject to Transactions under this Agreement. Upon the occurrence and continuance of a Default or an Event of Default, all amounts on deposit in the GCFP Sub-Account shall be subject to Buyer’s exclusive control and Seller’s authority to direct the disposition of such funds shall immediately cease. Seller shall deposit or credit to the GCFP Sub-Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement. Seller shall segregate all amounts on deposit in the GCFP Sub-Account and shall hold such amounts in trust for the benefit of Buyer, and shall remit all such amounts payable to Buyer in accordance with Buyer’s written instructions. Seller shall not amend, supplement or otherwise modify in any respect the foregoing procedures without Buyer’s prior written consent.
     (ll) MERS. Seller will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Loans for as long as such Purchased Loans are registered with MERS.

14. REPURCHASE DATE PAYMENTS
     On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.
15. REPURCHASE OF PURCHASED LOANS
     Upon discovery by Seller of a breach of any of the representations and warranties set forth on Schedules 1-A, 1-B or 1-C to this Agreement, Seller shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Seller. It is understood and agreed that the representations and warranties set forth in Schedules 1-A, 1-B and 1-C with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Seller shall, within two (2) Business Days of the earlier of Seller’s discovery or Seller receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Schedules 1-A, 1-B or 1-C, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Loans to Buyer, as provided in Section 16 hereof.
16. SUBSTITUTION
     Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Loans (the “Substitute Loans”) for any Purchased Loans. Such substitution shall be made by transfer to Buyer of such Substitute Loans and transfer to Seller of such Purchased Loans (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Substitute Loan as described in the form of Transaction Notice. Upon substitution, the Substitute Loans shall be deemed to be Purchased Loans, the Reacquired Loans shall no longer be deemed Purchased Loans, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Loans and any Purchased Items solely related to such Reacquired Loans to Seller unless such termination and release would give rise to or perpetuate a Margin Deficit. Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.

17. EVENT OF TERMINATION
     (a) Each of the following events shall constitute an Event of Termination (an “Event of Termination”):
     (i) Any event having a material adverse effect, as determined by Buyer in good faith, on (A) the property, business, operations, or financial condition of Seller or Guarantor, (B) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (C) the validity or enforceability of any of the Program Documents, (D) the rights and remedies of Buyer under any of the Program Documents, (E) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith or (F) the Purchased Items in the aggregate;
     (ii) Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well being of Seller and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request; and
     (iii) Seller’s membership in MERS is terminated for any reason and such membership shall not be reinstated within five (5) Business Days.
     (b) Upon the occurrence of an Event of Termination, Buyer shall have the right to terminate this Agreement and all Transactions hereunder by delivering written notice of termination to Seller (a “Notice of Termination”), in which event (i) Buyer’s obligation to enter into new Transactions hereunder shall immediately terminate, (ii) the aggregate outstanding Repurchase Price for all Transactions hereunder and all other Obligations shall be due and payable on the date that is sixty (60) days following delivery of such Notice of Termination to Seller (such date, the “Early Termination Date”) and (iii) the Repurchase Date for all Transactions then outstanding hereunder shall be deemed to be the Early Termination Date.
18. EVENTS OF DEFAULT
     Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:
     (a) Seller fails to transfer the Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);
     (b) Seller either fails to repurchase the Purchased Loans on the applicable Repurchase Date or fails to perform its obligations under Section 6 or the Guarantor fails to comply with any of its obligations under the Guaranty;
     (c) Seller shall default in the payment of any other amount payable by it hereunder or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for three Business Days; or
     (d) any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedules 1-A, 1-B and 1-C which shall be considered solely for the purpose of determining the Market Value of the Loans; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis);
     (e) Seller shall fail to comply with the requirements of Section 13(c)(i), Section 13(d), Section 13(f)(i) or (iii), Sections 13(k) through 13(r), Section 13(v), Section 13(jj) or Section 13(kk) hereof; or Seller shall otherwise fail to observe or perform any other agreement contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days;
     (f) any final, non-appealable judgment or judgments or order or orders for the payment of money in excess of $3,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller’s Affiliates or Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of Seller’s Affiliates or Subsidiaries, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;
     (g) Seller shall admit in writing its inability to, or intention not to, perform any of Seller’s Obligations;
     (h) Seller or any of Seller’s Affiliates or Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of Seller’s Affiliates or Subsidiaries, or of all or any part of Seller’s or Seller’s Affiliates or Subsidiaries’ Property; or makes an assignment for the benefit of Seller or Seller’s Affiliates or Subsidiaries’ creditors;
     (i) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, or any of Seller’s Affiliates or Subsidiaries, or of any of Seller’s, or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller or any of Seller’s Affiliates or Subsidiaries generally fails to pay Seller’s or Seller’s Affiliates’ or Subsidiaries’ debts as they become due; or Seller or any of Seller’s Affiliates or Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of Seller’s Affiliates or Subsidiaries; or

any of Seller’s or Seller’s Affiliates’ or Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against Seller or any of Seller’s Affiliates or Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, and such involuntary petition is not dismissed within thirty (30) days from the date after filing thereof;
     (j) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates or Subsidiaries, or shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or Subsidiaries or to curtail its authority in the conduct of the business of any Seller or any of Seller’s Affiliates or Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller’s Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby;
     (k) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated, this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby or any of Seller’s material obligations (including Seller’s Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;
     (l) Any Event of Termination shall have occurred, as determined by Buyer in its sole discretion, and Seller shall fail to pay to Buyer on or prior to the Early Termination Date the aggregate outstanding Repurchase Price for all Transactions hereunder and any and all other Obligations due and owing to Buyer or any of its Affiliates;
     (m) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Buyer or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

     (n) A Change of Control of Seller shall have occurred without the prior consent of Buyer;
     (o) Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer;
     (p) Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; Seller or any Subsidiary or Affiliate of Seller shall be a “defaulting party” or an “affected party” in respect of an “event of default” or “termination event” (in each case however such condition is defined) under any ISDA Master Agreement, International Foreign Exchange and Currency Option Master Agreement, Master Securities Forward Transaction Agreement, Cross Product Master Agreement or similar over-the-counter dealing or netting agreement with Buyer, any of Buyer’s Affiliates or any third party, which condition allows Buyer, Buyer’s relevant Affiliate or such third party (if applicable, with the giving of notice or after any grace period has elapsed) to designate an early termination date under, or which condition is deemed to result in the termination of, one or more transactions thereunder; or Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by Seller or such other entity and any third party, unless such default or failure to perform is a default under the Revolving Credit Agreement and RBS has expressly waived such default; and
     (q) an Event of Default shall have occurred under the Guaranty.
19. REMEDIES
     Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:
     (a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Servicing Records and files relating to the Purchased Loans subject to such Transaction then in

Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.
     (ii) Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk. Buyer may purchase any or all of the Purchased Assets at any public or private sale. Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to Breakage Costs, if any, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.
     (iii) Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(g),(h),(i) or (j) hereof.
     (iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.
     (v) To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) days before such sale or other disposition.

     (b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including the Custodian), including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.
     (c) Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.
     (d) Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.
     (e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.
     (f) [Reserved.]
     (g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.
     Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.
     Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies.

Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
     Seller shall cause all sums received by it with respect to the Purchased Loans to be deposited with such Person as Buyer may direct after receipt thereof. Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate) and all costs and expenses incurred within thirty (30) days of the Event of Default in connection with Buyer’s re-employment of funds, termination of deposits, hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.
20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
     No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.
21. NOTICES AND OTHER COMMUNICATIONS
     Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
22. USE OF EMPLOYEE PLAN ASSETS
     No assets of an employee benefit plan subject to any provision of the ERISA shall be used by either party hereto in a Transaction.
23. INDEMNIFICATION AND EXPENSES.
     (a) Seller agrees to hold Buyer, its Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that all Obligations of Seller under this Agreement are recourse obligations of Seller.
     (b) Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44 hereof. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

     (c) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.
     (d) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.
24. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS
     Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.
25. REIMBURSEMENT
     All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto). Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”
26. FURTHER ASSURANCES
     Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.
27. TERMINATION
     This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination. Seller’s obligations under Section 3(h), 3(i), Section 5, Section 12, Section 23 and Section 25

and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.
28. SEVERABILITY
     If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.
29. BINDING EFFECT; GOVERNING LAW
     This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
30. AMENDMENTS
     Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement may be waived by Buyer.
31. SUCCESSORS AND ASSIGNS
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
32. SURVIVAL
     The obligations of Seller under Sections 3(h), 3(i), 5, 23 and 25 hereof and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans hereunder and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

33. CAPTIONS
     The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
34. COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
35. SUBMISSION TO JURISDICTION; WAIVERS
EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
     (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
     (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
     (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND
     (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
36. WAIVER OF JURY TRIAL
EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING

TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
37. ACKNOWLEDGEMENTS
     Seller hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;
     (b) Buyer has no fiduciary relationship to Seller; and
     (c) no joint venture exists among or between Buyer and Seller.
38. HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.
     Buyer shall have free and unrestricted use of all Loans and Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Loans and Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Loans and Purchased Items, in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. Nothing contained in this Agreement shall obligate Buyer to segregate any Loans or Purchased Items delivered to Buyer by Seller.
39. ASSIGNMENTS; PARTICIPATIONS.
     (a) Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer. Buyer may assign or transfer to any bank or other financial institution that makes or invests in repurchase agreements or loans or any Affiliate of Buyer all or any of its rights under this Agreement and the other Program Documents, provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee, specifying the percentage or portion of such rights and obligations assigned. Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.
     (b) Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Loans, or any other interest of Buyer hereunder and under the other Program Documents. In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof. Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(h), 3(i), 23 and 25 with respect to its participation in the Loans and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.
     (c) Buyer may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit H) and only for the sole purpose of evaluating assignments or participations and for no other purpose.
     (d) Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.
40. SINGLE AGREEMENT
     Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
41. INTENT
     Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the USC, a “securities contract” as that term is defined in Section 741 of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101 of Title 11 of the USC.
     It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

42. CONFIDENTIALITY
     The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer (such consent not to be unreasonably withheld) except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions, (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement hereunder, (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws or (v) such other circumstances as are reasonably within the discretion of a public company in order to meet its corporate obligations; provided that in the case of (ii), (iii), (iv) and (v) Seller shall take reasonable actions to provide Buyer with prior written notice. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement. Buyer acknowledges that this Agreement may be filed with the Securities and Exchange Commission; provided that, Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of any Commitment Fee, Non-Usage Fee, Price Differential and Purchase Price from such filed Agreement.
43. SERVICING
     (a) Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, or (ii) the date on which all the Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.
     (b) During the period Seller is servicing the Purchased Loans, (i) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 43 and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request. It is understood and agreed by the parties that prior to an Event of Default, Seller shall retain the servicing fees with respect to the Purchased Loans.
     (c) If the Loans are serviced by any other third party servicer (such third party servicer, the “Subservicer”) Seller shall provide a copy of the related servicing agreement with a properly executed Instruction Letter to Buyer at least three (3) Business Days prior to the applicable Purchase Date or the date on which the Subservicer shall begin subservicing the Loans which shall be in the form and substance acceptable to Buyer (the “Servicing Agreement”) and shall have obtained the written consent of Buyer for such Subservicer to subservice the Loans.
     (d) Seller agrees that upon the occurrence of an Event of Default, Buyer may terminate Seller in its capacity as servicer and terminate any Servicing Agreement and Seller shall transfer such servicing to Buyer or its designee, at no cost or expense to Buyer. In addition, Seller shall provide to Buyer an Instruction Letter from Seller to the effect that upon the occurrence of an Event of Default, Buyer may terminate any Subservicer or Servicing Agreement and direct that collections with respect to the Loans be remitted in accordance with Buyer’s instructions. Seller agrees to cooperate with Buyer in connection with the transfer of servicing.
     (e) After the Purchase Date, until the Repurchase Date, Seller will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, and Seller will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial Agreement.
     (f) Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.
44. PERIODIC DUE DILIGENCE REVIEW
     Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan. Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews of Seller and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof. Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 44 shall be paid by Seller.
45. SET-OFF
     In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller or any of Seller’s Subsidiaries or Affiliates, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller or any of Seller’s Subsidiaries or Affiliates (other than pursuant to the Bishop’s Gate Facility or the Chesapeake Facility). Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Seller or any of Seller’s Subsidiaries or Affiliates (other than pursuant to the Bishop’s Gate Facility or the Chesapeake Facility) against any and all of Seller’s and any of Seller’s Subsidiary’s or Affiliate’s obligations to Buyer or any of its Affiliates, whether under this Agreement or under any other agreement between the parties or between Seller or any of its Subsidiaries or Affiliates and Buyer or any Affiliate of Buyer (other than the Bishop’s Gate Facility and the Chesapeake Facility), or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
46. ENTIRE AGREEMENT
     This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
PHH MORTGAGE CORPORATION, a New Jersey corporation,
as Seller

By:	/s/ Mark E. Johnson
Name:	Mark E. Johnson
Title:	Vice President and Treasurer

Address for Notices:
3000 Leadenhall Road
Mail Stop PCLG
Mt. Laurel, New Jersey 08054
Attention: Mark Johnson
Telecopier No.: (856) 917-0107
Telephone No.: (856) 917-0813
with a copy to: William F. Brown, General Counsel
GREENWICH CAPITAL FINANCIAL
PRODUCTS, INC., a Delaware corporation,
as Buyer and Agent, as applicable

By:	/s/ Craig Eckes
Name: Title:	Craig Eckes Managing Director
Address for Notices:
600 Steamboat Road
Greenwich, Connecticut 06830
Attention: Legal Department
Telecopier No.: (203) 618-2132
Telephone No.: (203) 625-2700
with a copy to: Mortgage Operations
Telecopier No.: (203) 618-2132
Telephone No.: (203) 625-2700
Signature Page to Master Repurchase Agreement